UNIT CONTRIBUTION AGREEMENT

         THIS AGREEMENT is made effective December 20, 2005 by and between JMW Group, LLC ("JMW") and Aequitas Capital Management, Inc., an Oregon corporation ("ACM").

                                    RECITALS:
                                    ---------

         A. JMW is the parent company of ACM and owns approximately 99.99%% of the outstanding shares of ACM. JMW is also the sole member of Destination Capital, LLC ("Destination") and owns all of the outstanding membership units of Destination.

         B. JMW and ACM have determined that it is in the best interests of JMW, its affiliates and owners to restructure the ownership of Destination so that Destination is a wholly-owned subsidiary of ACM.

                                   AGREEMENT:
                                   ----------

         1. Transfer of Units. JMW hereby assigns and transfers to ACM all outstanding Units of Destination as follows: (a) 8,024 Common Units, and (b)
212.76596 Preferred Units.

         2. Consideration. In exchange for the Units transferred to ACM, ACM agrees to issue to JMW one (1) share of ACM common stock.

         3. JMW Representations. JMW represents and warrants to ACM that it has full, complete and unrestricted legal right, power and authority to assign, transfer and deliver the Destination Units pursuant to this Agreement. As a result of this transfer, ACM will acquire good, absolute and marketable title to the Units so transferred, free and clear of any lien, pledge, security interest or other encumbrance.

         4. Miscellaneous.

                  4.1 Waiver. The waiver by any party of any breach or default by another party under this Agreement or the failure to exercise any right, power or remedy occurring to a party shall not operate or be construed as a waiver of any subsequent breach or default by such party.

                  4.2 Integration. This Agreement embodies the entire agreement of the parties as to the subject matter hereof. There are no promises, terms, conditions or obligations other than those contained herein. This Agreement supersedes all prior communications, representations or agreements, verbal or written, between the parties hereto and shall not be amended except in writing subscribed to by the parties hereto.

                  4.3 Binding Effect. This Agreement is legally effective and binding, both upon the parties and upon their respective estates, heirs, legal representatives, successors and permitted assigns.

                  4.4 Severability. The parties intend that this be a binding and enforceable agreement. If a provision or provisions of this Agreement are invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable without such provision or provisions.

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                  4.5  Attorney  Fees.  Should  arbitration,  suit or  action be instituted arising out of any portion of this Agreement, the losing party shall pay to the prevailing party reasonable attorneys' fees and costs to be fixed by the arbitrator or trial court (including any bankruptcy proceeding) and by the appellate court in the event of any appellate proceeding.

                  4.6 Survival. The warranties, representations and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the closing.

                  4.7 Law and  Venue.  This  Agreement  shall be  subject to and governed by the laws of the State of Oregon, irrespective of the residence of the parties at the present time or hereafter. Each party consents to jurisdiction and venue in Multnomah County Circuit Court.

                  4.8 Counterparts and Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered original signatures for purposes of this Agreement.

         IN WITNESS WHEREOF, this Agreement is executed as of the day and year first written above.

JMW GROUP, LLC
By: Aequitas Capital Management, Inc., its Manager


By: /s/ ROBERT J. JESENIK
   -----------------------------------------
   Robert J. Jesenik, CEO

AEQUITAS CAPITAL MANAGEMENT, INC.


By: /s/ ROBERT J. JESENIK
   -----------------------------------------
   Robert J. Jesenik, CEO



















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